Exhibit 3.4

CERTIFIED COPY

Deed of amendment of the articles of association

TEVA PHARMACEUTICAL FINANCE NETHERLANDS II B.V.

Deed dated 14 November 2013

NOTE ABOUT TRANSLATION:

This document is an English translation of a document prepared in Dutch. In preparing this document, an attempt has been made to translate as literally as possible without jeopardizing the overall continuity of the text. Inevitably, however, differences may occur in translation and if they do, the Dutch text will govern by law.

In this translation, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

DEED OF AMENDMENT OF THE ARTICLES OF ASSOCIATION OF

TEVA PHARMACEUTICAL FINANCE NETHERLANDS II B.V.

On the fourteenth day of November two thousand and thirteen appears before me, Jan Willem Schenk, civil-law notary practising in the city of Amsterdam (the Netherlands): Angligéne Nyreé Beatrice Servania, born on Curacao, on the eighteenth day of August nineteen hundred and seventy-three, with office address at Prins Bernhardplein 200, 1097 JB Amsterdam (the Netherlands).

The appearer declares that:

1.	the General Meeting of Teva Pharmaceutical Finance Netherlands II B.V., a private company with limited liability, registered in Amsterdam, the Netherlands, with the trade register under number 59012161, hereinafter referred to as: the “Company”. The Company resolved on twelfth day of November two thousand thirteen to:

a.	to reduce the Company’s capital without making repayments and consequently to withdraw part of the share capital without repayments;

b.	amend the Company’s articles of association and adopt them again partially; and

c.	to authorise the person appearing to have this deed executed, which resolutions are evidenced by the shareholders’ resolution signed on the twelfth day of November two thousand thirteen attached to the original copy of this deed, a copy which will be attached to this original copy.

2.	the articles of association of the company were drawn up by deed of incorporation executed by me, the notary, on the sixteenth day of November two thousand and thirteen and not amended since then.

The person appearing declared that, in implementation of the aforementioned resolution to amend the articles of association according to article 3 paragraph 1, she amended the Company’s articles of association and to adopt again in their entirety as follows:

The Company’s capital consists of one or more ordinary shares, each share having a nominal value of one euro (EUR 1.00).

Final statements.

1.	Today, before the present amendment to the articles of associations enters into effect, the subscribed capital of the Company amounts to two million euros (EUR 2,000,000.00) divided into two thousand (2,000) shares with a nominal value of one thousand euros (EUR 1,000.00) each, hereinafter referred to as: the “Shares”.

2.	As a result of the entry into effect of the present amendment to the articles of association, the subscribed capital of the company will be reduced by reducing the amount of the Shares by means of the present amendment to the articles of association and by simultaneously joining the Shares, as a consequence of which the subscribed capital of the Company consist of two thousand (2,000) shares with a nominal value of one euro (EUR 1.00) and consequently one thousand nine hundred (1,900) shares with a nominal value of one euro (EUR1.00).

3.	After the aforementioned capital reduction and cancellation of the shares, the subscribed capital of the Company amounts to one hundred euros (EUR 100), consisting of one hundred (100) shares of one euro (EUR 1.00).

End of deed

The person appearing has identified herself to me, the civil-law notary.

In witness whereof this Deed was executed in one original copy in Amsterdam on the date first written above. Before this Deed was read out in full, the substance of this Deed was stated and explained to the person appearing. She then stated that she had taken note of the content of this deed in a timely manner, agreed to that content and did not require a full reading of this Deed. Immediately after a limited reading of this Deed it was signed by the person appearing and by me, the civil-law notary.

NOTE ABOUT TRANSLATION:

This document is an English translation of a document prepared in Dutch. In preparing this document, an attempt has been made to translate as literally as possible without jeopardizing the overall continuity of the text. Inevitably, however, differences may occur in translation and if they do, the Dutch text will govern by law.

In this translation, Dutch legal concepts are expressed in English terms and not in their original Dutch terms. The concepts concerned may not be identical to concepts described by the English terms as such terms may be understood under the laws of other jurisdictions.

DEED OF AMENDMENT OF THE ARTICLES OF ASSOCIATION OF

TEVA PHARMACEUTICAL FINANCE NETHERLANDS II B.V.

On the fourteenth day of November two thousand and thirteen appears before me, Jan Willem Schenk, civil-law notary practising in the city of Amsterdam (the Netherlands): Angligéne Nyreé Beatrice Servania, born on Curacao, on the eighteenth day of August nineteen hundred and seventy-three, with office address at Prins Bernhardplein 200, 1097 JB Amsterdam (the Netherlands).

The appearer declares that:

1.	the General Meeting of Teva Pharmaceutical Finance Netherlands II B.V., a private company with limited liability, registered in Amsterdam, the Netherlands, with the trade register under number 59012161, hereinafter referred to as: the “Company”. The Company resolved on twelfth day of November two thousand thirteen to:

a.	to reduce the Company’s capital without making repayments and consequently to withdraw part of the share capital without repayments;

b.	amend the Company’s articles of association and adopt them again partially; and

c.	to authorise the person appearing to have this deed executed, which resolutions are evidenced by the shareholders’ resolution signed on the twelfth day of November two thousand thirteen attached to the original copy of this deed, a copy which will be attached to this original copy.

2.	the articles of association of the company were drawn up by deed of incorporation executed by me, the notary, on the sixteenth day of November two thousand and thirteen and not amended since then.

The person appearing declared that, in implementation of the aforementioned resolution to amend the articles of association according to article 3 paragraph 1, she amended the Company’s articles of association and to adopt again in their entirety as follows:

The Company’s capital consists of one or more ordinary shares, each share having a nominal value of one euro (EUR 1.00).

Final statements.

1.	Today, before the present amendment to the articles of associations enters into effect, the subscribed capital of the Company amounts to two million euros (EUR 2,000,000.00) divided into two thousand (2,000) shares with a nominal value of one thousand euros (EUR 1,000.00) each, hereinafter referred to as: the “Shares”.

2.	As a result of the entry into effect of the present amendment to the articles of association, the subscribed capital of the company will be reduced by reducing the amount of the Shares by means of the present amendment to the articles of association and by simultaneously joining the Shares, as a consequence of which the subscribed capital of the Company consist of two thousand (2,000) shares with a nominal value of one euro (EUR 1.00) and consequently one thousand nine hundred (1,900) shares with a nominal value of one euro (EUR1.00).

3.	After the aforementioned capital reduction and cancellation of the shares, the subscribed capital of the Company amounts to one hundred euros (EUR 100), consisting of one hundred (100) shares of one euro (EUR 1.00).

End of deed

The person appearing has identified herself to me, the civil-law notary.

In witness whereof this Deed was executed in one original copy in Amsterdam on the date first written above. Before this Deed was read out in full, the substance of this Deed was stated and explained to the person appearing. She then stated that she had taken note of the content of this deed in a timely manner, agreed to that content and did not require a full reading of this Deed. Immediately after a limited reading of this Deed it was signed by the person appearing and by me, the civil-law notary.

Continuous text as per November 14, 2013

NAME AND REGISTERED OFFICE.

Article 1

1.	The Company’s name is: Teva Pharmaceutical Finance Netherlands II B.V.

2.	The Company has its registered office in Amsterdam.

Objects.

Article 2

The Company’s objects are:

a.	to incorporate, in any manner to participate in, to manage and to supervise businesses, companies and other legal entities;

b.	to finance businesses, companies and other legal entities;

c.	to borrow, including the lending and raising of funds, to issue bonds, debentures or other securities, and to enter into related agreements;

d.	to give advice and to provide services to businesses, companies and other legal entities with which the Company is affiliated in a group, and to third parties;

e.	to issue guarantees, to commit the Company and to encumber assets of the Company for the benefit of businesses, companies and other legal entities with which the Company is affiliated in a group and for the benefit of third parties;

f.	to make periodical payments, including the conclusion and performance of annuity and other standing right agreements, whether or not in the context of a pension provision;

g.	to invest capital and to invest moneys in real property, shares and bonds, to buy and sell real property, securities and other goods, to manage pension funds and to perform all the work and develop projects that may be conducive to achieving the above objects;

h.	to perform all kinds of industrial, financial and commercial activities; as well as any and all things that are related or may be conducive to the above, all of this in the broadest sense of the word.

Share capital.

Article 3

1.	The Company’s capital consists of one or more ordinary shares, each share having a nominal value of one euro (€ 1.00).

2.	All the shares are registered and are numbered consecutively from 1 onwards.

3.	The identifying number of a share serves as a designation.

4.	At least one voting share is held by a party other than the Company and otherwise than for the account of the Company or one of the Company’s subsidiaries.

Share ownership.

Article 4

1.	No obligations under the law of obligations are attached to the share ownership, within the meaning of Section 2:192a (1) of the Dutch Civil Code.

2.	No requirements are attached to the share ownership, within the meaning of Section 2:192b(1) of the Dutch Civil Code.

3.	The voting right, the right to receive distributions and the right to attend meetings are suspended during any period in which a shareholder fails to fulfil an obligation under these Articles of Association or does not meet a requirement under these Articles of Association. If a shareholder cannot exercise the rights referred to in the preceding sentence, the suspension ends if the Company has not within three (3) months after a request to that effect from the shareholder designated prospective purchasers to whom he can transfer all his shares with due observance of the provisions of these Articles of Association.

4.	A suspension of rights ends if none of the shareholders can exercise the voting right as a result of the suspension.

Shareholders’ register.

Article 5

1.	The Company’s management board keeps a register in which the names, addresses and e-mail addresses of all the shareholders are recorded, stating the date on which they acquired the shares, the date of acknowledgement or service, the type or the designation of the shares, and the amount paid up on each share. If a shareholder is not bound by an obligation or requirement under these Articles of Association within the meaning of Section 2:192(1) of the Dutch Civil Code or by a price determination arrangement in these Articles of Association within the meaning of Section 2:192a(2) of the Dutch Civil Code, that fact must be stated. If no voting right is attached to shares pursuant to an arrangement in these Articles of Association on the grounds of Section 2:228(5) of the Dutch Civil Code, the shares are registered as non-voting shares. The names and addresses of parties that have a usufruct or pledge in respect of shares must be recorded in the register, stating the date on which they acquired the right, the date of acknowledgement or service, and also stating which rights attached to the shares are vested in them. The register must state the names and addresses of the holders of depositary receipts for shares that carry the right to attend meetings, stating the date on which the right to attend meetings was attached to their depositary receipts and the date of acknowledgement or service. Insofar as share certificates may be issued, this will be recorded in the Articles of Association. The issue and withdrawal of a share certificate must also be recorded in the shareholders’ register.

2.	Shareholders and other parties whose data are recorded in the register pursuant to paragraph 1 of this Article must provide the management board in a timely manner with the information required. If an electronic address is also notified for the purpose of being recorded in the shareholders’ register, that notification also constitutes consent to be sent all notifications and statements and notices convening meetings in an electronic form. In these Articles of Association “in writing” means: by post, by fax, by e-mail or by any other customary means of communication by means of which text can be transmitted.

3.	The register must be updated on a regular basis. Any discharge from liability granted for payments not yet made must also be recorded in the register.

4.	On request the Company’s management board must provide a shareholder, a usufructuary, a pledgee and a holder of a depositary receipt for a share that carries the right to attend meetings in or pursuant to these Articles of Association for no consideration with an excerpt from the register regarding his right to a share or a depositary receipt. If the share is subject to a usufruct or a pledge, the excerpt must state who has the rights referred to in Sections 2:197, 2:198 and 2:227 of the Dutch Civil Code.

5.	The Company’s management board must make the register available at the Company’s office for inspection by the shareholders, the usufructuaries and the pledgees who have the rights referred to in Section 2:227(2) of the Dutch Civil Code and the holders of depositary receipts issued for shares that carry the right to attend meetings in or pursuant to these Articles of Association. The information in the register regarding not fully paid-up shares is available for public inspection; a copy of or excerpt from that information is provided at no more than cost.

Share certificates.

Article 6

No share certificates may be issued.

Issue of shares and pre-emptive right.

Article 7

1.	Shares may be issued only by resolution of the general meeting, insofar as the general meeting has not transferred that power to another body within the Company. The general meeting may revoke that transfer. The price and the other conditions of issue are determined in the decision to issue shares. The price may not be below par.

2.	Each shareholder, with the exception of the Company if it is the holder of shares in its own capital, has a pre-emptive right on the issue of shares pro rata to the aggregate value of his shares.

3.	The provisions of paragraph 2 apply accordingly to the granting of rights to purchase shares but do not apply to the issue of shares to someone who exercises a previously acquired right to purchase shares.

4.	The pre-emptive right can be limited or excluded, each time for one single issue, by the body authorised to issue shares.

5.	The issue of a share furthermore requires a deed intended for that purpose, executed before a civil-law notary practising in the Netherlands, to which deed the Company and the persons acquiring shares must be parties.

6.	A share premium may only be paid when shares are issued or with the approval of the body that is authorised to decide to issue shares. Every time a share premium is paid this body can decide that the paid share premium or a part thereof will be added as a share premium reserve for shares of one type or designation.

Payment on shares.

Article 8

1.	On the purchase of a share its nominal value must be paid up. It may be stipulated that the nominal value or part of that value need not be paid until a specified period of time has passed or until the management board calls in that amount.

2.	Payment on a share must be made in cash, except insofar as another contribution has been agreed on.

3.	Payment in a currency other than that in which the nominal value is denominated may be made only with the permission of the Company’s management board.

Shares held by the Company in its own capital.

Article 9

1.	The Company may not purchase shares in its own capital on the issue of shares.

2.	The Company’s management board decides on the acquisition and sale of shares in the Company’s capital.

3.	The Company may acquire shares in its own capital or depositary receipts for those shares only insofar as they have been paid up in full and only with due observance of the relevant provisions of the law.

4.	Acquisition and sale by the Company of shares in its own capital or depositary receipts for those shares must take place with due observance of the provisions of Article 14.

5.	No vote may be cast at the General Meeting in respect of a share or a depositary receipt for a share that belongs to the Company or to a subsidiary of the Company.

Reduction of capital.

Article 10

1.	The General Meeting may decide to reduce the issued capital by withdrawing shares or by reducing the value of shares by amendment to these Articles of Association. In that resolution the shares to which the resolution relates must be designated and the implementation of the resolution must be regulated.

2.	Capital reduction must otherwise take place with due observance of the provisions of the law.

Usufruct.

Article 11

1.	A usufruct may be created on a share.

2.	The voting right attached to a share is vested in the usufructuary if that right has been granted to him by law or with due observance of the statutory provisions.

Pledge.

Article 12

1.	Shares may be pledged.

2.	The voting right attached to the pledged shares is vested in the shareholder.

3.	Contrary to the preceding paragraph the voting right is vested in the pledgee if that was determined on the creation of the pledge, whether or not subject to a condition precedent, or if that is later agreed on in writing between the shareholder and the pledgee, and the transmission of the voting right has been approved by the General Meeting.

Transfer of shares and restricted rights.

Article 13

1.	The transfer of a share or the creation or transfer of a restricted right to a share requires a deed intended for that purpose and executed before a civil-law notary practising in the Netherlands, to which deed the party that transfers the shares and the party that acquires the shares must be parties.

2.	Unless the Company itself is a party to the legal act, the rights attached to the share cannot be exercised until the Company has acknowledged the legal act or the deed has been served on the Company in accordance with the relevant provisions of the law, or the Company has acknowledged the legal act of its own accord by registering it in the shareholders’ register in accordance with the relevant provisions of the law.

Share transfer restrictions.

Article 14

No legal or statutory restrictions are referred to in Section 2:195 of the Dutch Civil Code apply to a transfer of shares in the share capital of the Company as long as there is a sole shareholder. In case there is more than one shareholder then the legal or the statutory restrictions, as referred to in Section 2:195 of the Dutch Civil

Code, will applicable.

Management board.

Article 15

1.	The Company’s management board consists of one or more managing directors.

2.	The number of managing directors is determined by the general meeting.

Appointment Suspension and removal from office Remuneration.

Article 16

1.	The managing directors are appointed by the general meeting.

2.	Each managing director may be suspended and removed from office by the general meeting at any time.

3.	The remuneration and the other employment conditions of each managing director are determined by the general meeting.

4.	The general meeting may give a managing director the title of Chief Executive. The general meeting may withdraw that title at any time.

Management task; decision-making; absence or inability to act.

Article 17

1.	The Company’s management board is entrusted with the management of the Company. In performing its task the management board must focus on the interest of the Company and the business affiliated with it.

2.	The management board shall comply with the instructions of the General Meeting. The Management board shall comply with the instructions of the General Meeting unless these are contrary to the interest of the Company and the business affiliated with it.

3.	All resolutions of the management board are adopted by an absolute majority of the votes cast.

4.	Resolutions of the Company’s management board may also be adopted in writing rather than at a meeting, provided that that is done by a unanimous vote of all the managing directors in office.

5.	If a managing director is absent or unable to act, the other managing director(s) is/are temporarily entrusted with the management of the Company. If all the managing directors or the sole managing director is/are absent or unable to act, the person appointed for that purpose by the general meeting is temporarily entrusted with the management of the Company.

6.	A managing director may not participate in the deliberations and decision-making, if with respect to the matter concerned he has a direct or indirect personal interest that conflicts with the interests of the Company and the business affiliated with it. If, as a result hereof, the management board cannot make a decision, the board is still authorised to do so.

Representation.

Article 18

1.	The Company’s management board is authorised to represent the Company.

2.	In addition to the provisions of paragraph 1, two (2) managing directors acting jointly, or one managing director together with a proxyholder, are authorised to represent the Company.

3.	The Company’s management board may appoint officers with a general or limited power of representation. Each of them represents the Company with due observance of the limits imposed on that power. Their titles are determined by the Company’s management board.

Approval of resolutions of the management board.

Article 19

1.	The general meeting is authorised to submit resolutions to its approval. Such resolutions must be clearly described and must be notified to the management board in writing.

2.	The absence of the approval referred to in this Article does not affect the power of representation of the management board or the managing directors.

Financial statements.

Article 20

1.	The financial year coincides with the calendar year.

2.	Each year, within five (5) months after the end of the financial year, unless that term is extended by no more than six (6) months by the general meeting on the grounds of special circumstances, the Company’s management board must draw up financial statements and make them available for inspection by the shareholders at the Company’s office. Within that period the Company’s management board must also make the annual report available for inspection by the shareholders, unless Sections 2:396(7) or 2:403 of the Dutch Civil Code apply.

3.	The financial statements must be signed by the managing directors; if the signature of one or more of them is missing, that fact and the reason must be stated.

4.	The Company must give instruction to have the financial statements audited by an accountant who is authorised by law, unless the Company is exempted from doing so by law. The general meeting is authorised to give that instruction. If it fails to do so, the management board has that authority.

5.	The instruction to audit the financial statements can be withdrawn for valid reasons by the general meeting and by the party that gave the instruction.

6.	The accountant who has audited the financial statements reports on his audit to the management board.

7.	The Company must ensure that the drafted financial statements, the annual report and the information that must be added to them pursuant to Section 2:392(1) of the Dutch Civil Code are available at its office from the convening of the general meeting at which they are to be addressed. The shareholders and the other parties entitled to attend meetings can inspect the documents there and obtain free copies of those documents.

8.	If the Company has been exempted from the obligation referred to in paragraph 4, the general meeting may nevertheless decide that the obligation to audit will be complied with or that another form of assessment of the financial statements and financial accounts will be performed.

Adoption of the financial statements; discharge; publication.

Article 21

1.	The general meeting adopts the financial statements.

The management board adopts the annual report.

2.	Adoption of the financial statements does not discharge a managing director, unless the provisions of paragraph 3 apply. By separate resolution the general meeting can discharge a managing director for the management conducted in the financial year in question, insofar as that management is apparent from the financial statements or has been made known to the general meeting.

3.	If all the shareholders are also managing directors of the Company, signing of the financial statements by all the managing directors also serves as adoption of the financial statements, provided that all the parties entitled to attend meetings have been given the opportunity to take note of the drafted financial statements and have agreed to this manner of adoption. Adoption of the financial statements in this manner discharges the managing directors.

4.	The Company is required to publish its financial statements within eight (8) days after their adoption, unless a statutory exemption applies.

Profit.

Article 22

1.	The general meeting is authorised to allocate the profit determined by the adoption of the financial statements and to decide on distributions insofar as its equity exceeds the reserves that must be maintained by law or pursuant to these Articles of Association.

2.	A resolution pertaining to distribution has no consequences until the management board has given its approval. The management board may withhold its approval only if it knows or reasonably ought to foresee that the Company will not be able to continue to pay its immediately payable debts after the distribution.

3.	If the Company cannot continue to pay its immediately payable debts after a distribution, the managing directors who knew or reasonably ought to have foreseen that at the time of the distribution are jointly and severally liable towards the Company for the deficit resulting from the distribution, plus the statutory interest from the day of the distribution. Section 2:248(5) of the Dutch Civil Code applies accordingly. A managing director who proves that he or she is not to blame for the distribution made by the Company and that he or she has not been negligent in taking measures to ward off the consequences is not bound. A person who received the distribution while he knew or reasonably ought to have foreseen that the Company would be unable after the distribution to continue to pay its immediately payable debts is required to pay the deficit resulting from the distribution, up to the amount of the value of the distribution received by him, plus the statutory interest from the day of the distribution. If the managing directors have paid the claim pursuant to the first sentence, the payment referred to in the fourth sentence is made to the managing directors pro rata to the part that has been paid by each of the managing directors. The debtor does not have the right of set-off in respect of a debt on the grounds of the first or fourth sentence. This paragraph does not apply to distributions in the form of shares in the Company’s capital or additional payment on not fully paid shares.

4.	For the purposes of paragraph 3 a person who determined or co-determined the Company’s policy is put on a par with a managing director as if he were a managing director. The claim cannot be filed against the administrator appointed by the court.

5.	In calculating each distribution the shares held by the Company in its own capital are not counted. In calculating the amount that will be paid on each share only the amount of the obligatory payments on the nominal value of the shares is taken into account. It is possible to depart from the provision of the second sentence of this paragraph with the approval of all the shareholders.

6.	A shareholder’s claim regarding a distribution of profits expires five (5) years after the day of the resolution to distribute the profit.

General meeting.

Article 23

1.	During each financial year at least one general meeting must be held or at least once a resolution must be adopted without a meeting being held in accordance with Article 28, unless the financial statements have been adopted in accordance with the provisions of Article 23(3).

2.

2. Other general meetings will be held as often as the Company’s management board considers necessary. The management board is authorised to convene a general meeting. The management board is required to convene a general meeting if one or more shareholders solely or jointly representing at least one-hundredth (1/100th) of the issued capital request(s) the convening of a general meeting in writing, accurately stating the subjects to be addressed. The management board must take the necessary measures to ensure that the general meeting can be held within four (4) weeks after the request, unless a compelling interest of the Company so opposes. If the management board fails to comply with the request, the shareholders referred to in the second sentence can be authorised at their request by the preliminary relief judge of the court to convene the general meeting. For the purposes of this paragraph, shareholders are put on a par with other persons who have the right to attend meetings.

3.	Each person entitled to attend meetings is authorised to attend and address the general meeting in person or by written proxy. The requirement of a written power of attorney is met if the power of attorney has been drawn up in an electronic form.

4.	A general meeting must be convened by means of convening notices sent to the addresses of the shareholders and other parties entitled to attend meetings as recorded in the register referred to in Article 5 of these Articles of Association.

5.	With the approval of a person entitled to attend meetings, the meeting can also be convened by readable and reproducible message sent in an electronic form to the address that he has made known to the Company for that purpose.

6.	The convening notices must state the subjects to be addressed. Participation in and voting at a general meeting is possible using an electronic means of communication if that is stated in the convening notices.

7.	The meeting must be convened no later than on the eighth (8th) day before the day of the meeting.

8.	The general meetings are held in the municipality in which the Company has its registered office under these Articles of Association. The general meeting appoints its own chairperson. Until that moment the meeting is chaired by a managing director or, if no managing director is present, by the most senior person present at the meeting in terms of age.

9.	The managing directors have an advisory vote in that capacity at the general meeting.

10.	If shares, restricted rights to shares or depositary receipts issued for shares form part of a community of property, the joint owners can be represented towards the Company only by one person to be designated in writing.

Depositary receipts for shares.

Article 24

Holders of depositary receipts for shares do not have the right to attend meetings.

Persons entitled to attend meetings.

Article 25

The right to attend meetings vests in shareholders, in shareholders who because of a usufruct or pledge have no voting rights and in usufructuaries and pledges who have voting rights. Usufructuaries and pledgees who have no voting rights do not have the right to attend meetings.

General meeting; different agenda; term; location.

Article 26

1.	Provided that all the persons entitled to attend meetings have agreed and the managing directors have been given the opportunity prior to the decision-making to advise, resolutions can be adopted within the meaning of Sections 2:224(2), 2:225 and 2:226(3) of the Dutch Civil Code.

2.	The Company’s management board must keep notes of the resolutions adopted. If the Company’s management board is not represented at the meeting, a copy of the resolution that is adopted is presented to the Company’s management board by or on behalf of the chairperson as soon as possible after the meeting. The records are available at the Company’s office for inspection by the shareholders and other persons who have the right to attend meetings. On request, each of them is provided with a copy of or excerpt from those notes at no more than cost.

Decision-making.

Article 27

1.	Each share carries the right to cast one vote.

2.	Each shareholder is authorised, either in person or by written proxy, by means of an electronic means of communication to take part in the general meeting, to address the meeting and to exercise the voting right, unless one or more of those rights is/are not vested in a shareholder in accordance with the provisions of these Articles of Association.

3.	For the purposes of paragraph 2 it is a minimum requirement that the shareholder can be identified, can directly take part in the business transacted at the meeting and can exercise the voting right by the electronic means of communication. The person entitled to attend meetings can furthermore take part in the deliberations via the electronic means of communication.

4.	The Company’s management board may stipulate further conditions for the use of the electronic means of communication referred to in this Article, which conditions must be stated in the convening notices.

5.	The requirement of a written proxy is met if the proxy has been recorded in an electronic form.

6.	Insofar as no greater majority is prescribed by law or in these Articles of Association, all resolutions are adopted by an absolute majority of the votes cast.

7.	If a vote is equally divided, the proposal has been rejected.

Decision-making without a meeting being held.

Article 28

1.	Decisions may also be made otherwise than at a meeting, provided that all the persons entitled to attend meetings have given their approval for that manner of decision-making. That approval can also be given in an electronic form.

2.	Votes are cast in writing. The requirement of a written vote is also met if the decision has been recorded in writing or electronically, stating the manner in which each of the shareholders votes, and has been signed by all the persons entitled to attend meetings. The votes may also be cast in an electronic form.

3.	The managing directors are given the opportunity to advise prior to the decision-making.

Amendment to these Articles of Association and winding up.

Article 29

1.	Resolutions to amend these Articles of Association, to wind up the Company or to effect a legal merger or legal demerger or division may be adopted by the general meeting only by a majority of at least two-thirds (2/3) of the votes cast at a meeting at which at least two-thirds (2/3) of the issued capital is represented, unless the law requires a larger majority or quorum.

2.	If the capital referred to in paragraph 1 is not represented, a new meeting must be convened, to be held within one (1) month after the first meeting, but no sooner than eight (8) days thereafter, at which, irrespective of the capital then represented, the resolutions referred to in paragraph 1 can be adopted by a majority of at least two-thirds (2/3) of the votes cast, unless the law requires a larger majority or quorum.

3.	The notices convening that new meeting must state that a second (2nd) meeting is involved, with due observance of the provisions of Section 2:230(3) of the Dutch Civil Code.

4.	If a proposal to amend the Articles of Association or to wind up the Company will be made to the general meeting, that must always be stated in the notices convening the general meeting and, if an amendment to these Articles of Association is involved, a copy of the proposal containing the proposed amendment verbatim must be made available at the Company’s office for inspection by shareholders until the end of the meeting.

5.	A resolution to amend these Articles of Association that specifically detracts from any right of shareholders of a specific designation or type, can be adopted only with the approval of all the shareholders and other persons entitled to attend meetings whose rights are affected by the amendment to the Articles of Association.

6.	When these Articles of Association are amended the following requirement, obligation or regulations may not be imposed against the shareholder’s will, including subject to conditions or time limit:

a.	obligations related to the law of obligations, attached to the ownership of all the shares or shares of a specific designation;

b.	the attachment of requirements to the ownership of shares;

c.	provisions that a shareholder is required to offer and transfer his shares or part of his shares;

d.	deviating from the price determination rules within the meaning of Section 2:192(3) of the Dutch Civil Code.

Liquidation.

Article 30

1.	If the Company is wound up by resolution of the general meeting, the general meeting appoints one or more persons who will be entrusted with the liquidation of the Company’s affairs.

2.	During the liquidation the provisions of these Articles of Association continue to apply to the extent possible.

3.	Any amount remaining after payment of the debts is paid and transferred to the shareholders pro rata to the joint value of each person’s shares.

4.	The provisions of Part 1, Book 2, of the Dutch Civil Code also apply to the liquidation.

Other powers.

Article 31

The general meeting has all the powers not granted to the management board or other parties within the limits stipulated by law and by these Articles of Association.

Disputes procedure.

Article 32

Disputes between shareholders within the meaning of Section 1, Part 8, Book 2 of the Dutch Civil Code are settled in the first instance by the District Court for the Company’s registered office as provided for in Section 2:336(3) of the Dutch Civil Code.